Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Justin Schoenberg	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4234	510.628.4534
jschoenberg@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS; PROVIDES 2026 OUTLOOK

●	4Q25 EPS of $4.60
●	Full Year 2025 EPS of $13.81
●	Full Year 2025 Net Income and EBITDA of $444.8 million and $704.7 million, respectively
●	1Q26 Consolidated Operating Income expected to be lower year-over-year
●	2026 Consolidated Operating Income expected to approach the level achieved in full year 2025

HONOLULU, Hawaii (February 24, 2026) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $143.1 million, or $4.60 per diluted share, for the quarter ended December 31, 2025. Net income for the quarter ended December 31, 2024 was $128.0 million, or $3.80 per diluted share. Consolidated revenue for the fourth quarter 2025 was $851.9 million compared with $890.3 million for the fourth quarter 2024.

Matt Cox, Matson’s Chairman and Chief Executive Officer, commented, “Matson had a solid finish to the year with consolidated fourth quarter results that exceeded our expectations. For the quarter, Ocean Transportation operating income approached the level achieved in the prior year period primarily due to higher than expected freight rates and volume in our China service driven by strong e-commerce and e-goods demand. Our China service benefited from strong freight demand in our key customer segments as well as a more stable trading environment in the Transpacific tradelane as a result of the U.S.-China trade and economic deal announced on October 30, 2025, which reduced uncertainty regarding tariffs, port entry fees, global trade and other geopolitical factors. In our domestic ocean tradelanes, we saw higher year-over-year volumes in Hawaii and Guam and lower year-over-year volume in Alaska. In Logistics, quarterly operating income decreased year-over-year primarily due to a lower contribution from supply chain management. For the full year 2025, our consolidated operating income decreased year-over-year primarily due to lower volume and freight rates in our China service over the last three quarters as customers managed freight in a challenging environment marked by uncertainty and volatility arising from tariffs and global trade.”

Mr. Cox added, “Looking ahead, we expect Ocean Transportation operating income in the first quarter 2026 to be approximately $50 million, which is lower than the first quarter last year, primarily due to lower volume in our China service. For Logistics, we expect operating income in the first quarter 2026 to be modestly lower than the level achieved in the year ago period. For full year 2026, we expect consolidated operating income to approach the level achieved in full year 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane. For 2026 compared to 2025, we also expect to see a more normal operating income seasonality pattern with our second and third quarters being the strongest relative to the first and fourth quarters.”

Fourth Quarter 2025 Discussion and Outlook for 2026

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2025 was 0.6 percent higher year-over-year primarily due to higher general demand. Hawaii’s economy remains sluggish as softer tourism and ongoing inflationary pressures, including elevated interest rates, more than offset strength in construction activity. The Company expects volume in full year 2026 to be comparable to the level achieved in 2025, reflecting similar economic conditions and stable market share.

In China, the Company’s container volume in the fourth quarter 2025 decreased 7.2 percent year-over-year. The Company saw higher than expected freight rates and volume driven by strong e-commerce and e-goods demand. The Company benefited from strong freight demand in its key customer segments as well as a more stable trading environment in the Transpacific tradelane as a result of the U.S.-China trade and economic deal announced on October 30, 2025, which reduced uncertainty regarding tariffs, port entry fees, global trade and other geopolitical factors. In the first quarter 2026, the Company expects lower volume compared to the prior year period. The Company expects volume in full year 2026 to be modestly higher than the level achieved in 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment in the Transpacific tradelane.

In Guam, the Company’s container volume in the fourth quarter 2025 increased 4.4 percent year-over-year primarily due to higher general demand. In the near term, the Company expects Guam’s economy to moderate reflecting a challenging tourism environment. For full year 2026, the Company expects volume to be comparable to the level achieved last year.

In Alaska, the Company’s container volume for the fourth quarter 2025 decreased 3.3 percent year-over-year. The decrease was primarily due to one less northbound sailing compared to the year ago period, partially offset by higher export seafood volume on AAX. In the near term, the Company expects continued economic growth in Alaska supported by a low unemployment rate, jobs growth and continued oil and gas exploration and production activity. For full year 2026, the Company expects volume to be comparable to the level achieved last year.

The contribution in the fourth quarter 2025 from the Company’s SSAT joint venture investment was $9.3 million, or $18.8 million higher than fourth quarter 2024. The increase was primarily due to an impairment charge related to the write-down of a terminal operating lease asset at SSAT which impacted fourth quarter 2024 operating income, net income and diluted earnings per share by $18.4 million, $14.0 million and $0.42 per share, respectively. For full year 2026, the Company expects the contribution from SSAT to be comparable to the $32.5 million achieved in full year 2025.

Based on the outlook trends noted above, the Company expects Ocean Transportation operating income for the first quarter 2026 to be approximately $50 million. For full year 2026, the Company expects Ocean Transportation operating income to approach the level achieved in full year 2025. For 2026 compared to 2025, the Company also expects to see a more normal operating income seasonality pattern with second and third quarters being the strongest relative to the first and fourth quarters.

Logistics: In the fourth quarter 2025, operating income for the Company’s Logistics segment was $7.7 million, or $2.4 million lower compared to the level achieved in the fourth quarter 2024. The decrease was primarily due to a lower contribution from supply chain management. For the first quarter 2026, the Company expects Logistics operating income to be modestly lower than the $8.5 million achieved in the first quarter 2025. For full year 2026, the Company expects Logistics operating income to approach the $44.2 million achieved in full year 2025.

Consolidated Operating Income: For the first quarter 2026, the Company expects consolidated operating income to be lower than the $82.1 million achieved in the first quarter 2025. For full year 2026, the Company expects consolidated operating income to approach the level achieved in full year 2025 based on our expectations of continued solid U.S. consumer demand and a stable trading environment.

Depreciation and Amortization: For full year 2026, the Company expects depreciation and amortization expense to be approximately $210 million, inclusive of dry-docking amortization of approximately $35 million.

Interest Income: The Company expects interest income for the full year 2026 to be approximately $15 million.

Interest Expense: The Company expects interest expense for the full year 2026 to be approximately $6 million.

Other Income (Expense): The Company expects full year 2026 other income (expense) to be approximately $7 million in income, which is attributable to the amortization of certain components of net periodic benefit costs or gains related to the Company’s pension and post-retirement plans.

Income Taxes: In the fourth quarter 2025, the Company’s effective tax rate was 5.2 percent and benefited from a one-time tax adjustment of $18.5 million, or $0.59 per share, related to the Company’s deferred tax assets and liabilities. For the full year 2025, the Company’s effective tax rate was 16.7 percent. For the full year 2026, the Company expects its effective tax rate to be approximately 21.0 percent.

Capital and Vessel Dry-docking Expenditures: For the full year 2025, the Company made capital expenditure payments excluding new vessel construction expenditures of $149.1 million, new vessel construction expenditures (including capitalized interest and owner’s items) of $244.3 million, and dry-docking payments of $49.4 million. For the full year 2026, the Company expects to make other capital expenditure payments, including maintenance capital expenditures, of approximately $150 to $170 million, new vessel construction expenditures (including capitalized interest and owner’s items) of approximately $425 million, and dry-docking payments of approximately $45 million.

Results By Segment

Ocean Transportation — Three months ended December 31, 2025 compared with 2024

	Three Months Ended December 31,
(Dollars in millions)	2025	2024	Change
Ocean Transportation revenue	$704.2	$742.1	$(37.9)	(5.1)%
Operating costs and expenses	(568.2)	(604.7)	36.5	(6.0)%
Operating income	$136.0	$137.4	$(1.4)	(1.0)%
Operating income margin	19.3%	18.5%

Volume (Forty-foot equivalent units (FEU)) (1)
Hawaii containers	35,000	34,800	200	0.6%
Alaska containers	17,400	18,000	(600)	(3.3)%
China containers (2)	34,700	37,400	(2,700)	(7.2)%
Guam containers	4,700	4,500	200	4.4%
Other containers (3)	4,800	4,300	500	11.6%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from China and other Asia origins.
(3)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $37.9 million, or 5.1 percent, during the three months ended December 31, 2025, compared with the three months ended December 31, 2024. The decrease was primarily due to lower freight rates and volume in China.

On a year-over-year FEU basis, Hawaii container volume increased 0.6 percent primarily due to higher general demand; Alaska volume decreased 3.3 percent primarily due to one less northbound sailing compared to the year ago period, partially offset by higher export seafood volume on AAX; China volume was 7.2 percent lower; Guam volume increased 4.4 percent primarily due to higher general demand; and Other containers volume increased 11.6 percent.

Ocean Transportation operating income decreased $1.4 million, or 1.0 percent, during the three months ended December 31, 2025, compared with the three months ended December 31, 2024. The decrease was primarily due to a lower contribution from China, partially offset by a higher contribution from SSAT.

The Company’s SSAT terminal joint venture investment contributed $9.3 million during the three months ended December 31, 2025, compared to a loss of $9.5 million during the three months ended December 31, 2024. The increase was primarily due to an impairment charge related to the write-down of a terminal operating lease asset at SSAT in the year ago period which impacted operating income by $18.4 million.

Ocean Transportation — Year ended December 31, 2025 compared with 2024

	Years Ended December 31,
(Dollars in millions)	2025	2024	Change
Ocean Transportation revenue	$2,735.5	$2,809.7	$(74.2)	(2.6)%
Operating costs and expenses	(2,279.9)	(2,308.8)	28.9	(1.3)%
Operating income	$455.6	$500.9	$(45.3)	(9.0)%
Operating income margin	16.7%	17.8%

Volume (Forty-foot equivalent units (FEU)) (1)
Hawaii containers	143,000	140,700	2,300	1.6%
Alaska containers	81,900	80,500	1,400	1.7%
China containers (2)	130,400	144,100	(13,700)	(9.5)%
Guam containers	18,000	18,800	(800)	(4.3)%
Other containers (3)	17,200	17,000	200	1.2%

(1)	Approximate volume included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from China and other Asia origins.
(3)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue decreased $74.2 million, or 2.6 percent, during the year ended December 31, 2025, compared with the year ended December 31, 2024. The decrease was primarily due to lower volume in China.

On a year-over-year FEU basis, Hawaii container volume increased 1.6 percent primarily due to higher general demand and the dry-docking of a competitor’s vessel in the first half of 2025; Alaska volume increased 1.7 percent primarily due to higher export seafood volume on AAX, partially offset by one less northbound sailing; China volume decreased 9.5 percent primarily due to the difficult trading environment in the Transpacific in the last three quarters of 2025 marked by continued uncertainty and volatility arising from tariffs and global trade; Guam volume decreased 4.3 percent primarily due to lower general demand; and Other containers volume increased 1.2 percent.

Ocean Transportation operating income decreased $45.3 million, or 9.0 percent, during the year ended December 31, 2025, compared with the year ended December 31, 2024. The decrease was primarily due to a lower contribution from China, partially offset by a higher contribution from SSAT.

The Company’s SSAT terminal joint venture investment contributed $32.5 million during the year ended December 31, 2025, compared to a loss of $1.0 million during the year ended December 31, 2024. The increase was primarily due to an impairment charge related to the write-down of a terminal operating lease asset at SSAT in the year ago period which impacted operating income by $18.4 million and higher lift volume.

Logistics — Three months ended December 31, 2025 compared with 2024

	Three Months Ended December 31,
(Dollars in millions)	2025	2024	Change
Logistics revenue	$147.7	$148.2	$(0.5)	(0.3)%
Operating costs and expenses	(140.0)	(138.1)	(1.9)	1.4%
Operating income	$7.7	$10.1	$(2.4)	(23.8)%
Operating income margin	5.2%	6.8%

Logistics revenue decreased $0.5 million, or 0.3 percent, during the three months ended December 31, 2025, compared with the three months ended December 31, 2024. The decrease was primarily due to lower revenue in supply chain management, partially offset by higher revenue in transportation brokerage.

Logistics operating income decreased $2.4 million, or 23.8 percent, during the three months ended December 31, 2025, compared with the three months ended December 31, 2024. The decrease was primarily due to a lower contribution from supply chain management.

Logistics — Year ended December 31, 2025 compared with 2024

	Years Ended December 31,
(Dollars in millions)	2025	2024	Change
Logistics revenue	$609.0	$612.1	$(3.1)	(0.5)%
Operating costs and expenses	(564.8)	(561.7)	(3.1)	0.6%
Operating income	$44.2	$50.4	$(6.2)	(12.3)%
Operating income margin	7.3%	8.2%

Logistics revenue decreased $3.1 million, or 0.5 percent, during the year ended December 31, 2025, compared with the year ended December 31, 2024. The decrease was primarily due to lower revenue in transportation brokerage and supply chain management, partially offset by higher revenue in freight forwarding.

Logistics operating income decreased $6.2 million, or 12.3 percent, during the year ended December 31, 2025, compared with the year ended December 31, 2024. The decrease was primarily due to lower contributions from freight forwarding and transportation brokerage.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $124.9 million from $266.8 million at December 31, 2024 to $141.9 million at December 31, 2025. As of December 31, 2025, there was $532.7 million of cash and cash equivalents and investments in fixed-rate U.S. Treasuries in the Capital Construction Fund. Matson generated net cash from operating activities of $547.1 million during the year ended December 31, 2025, compared to $767.8 million during the year ended December 31, 2024. The year-over-year decline in net cash from operating activities was due primarily to the receipt of a federal tax refund of $118.6 million in the second quarter 2024 related to the Company’s 2021 federal tax return. Capital expenditures (including capitalized vessel construction expenditures) totaled $393.4 million for the year ended December 31, 2025, compared with $310.1 million for the year ended December 31, 2024. Total debt decreased by $39.7 million during the year to $361.2 million as of December 31, 2025, of which $321.5 million was classified as long-term debt.1 As of December 31, 2025, Matson had available borrowings under its revolving credit facility of $544.3 million.

During the fourth quarter 2025, Matson repurchased approximately 0.7 million shares for a total cost of $78.1 million.2 As of December 31, 2025, there were approximately 1.1 million shares remaining in the Company’s share repurchase program. Matson’s Board of Directors also declared a cash dividend of $0.36 per share payable on March 5, 2026 to all shareholders of record as of the close of business on February 5, 2026.

Teleconference and Webcast

A conference call is scheduled on February 24, 2026 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 24, 2026
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT

1 Total debt is presented before any reduction for deferred loan fees as required by GAAP.

2 Includes stock repurchased during the quarter but not settled and taxes on share repurchases that will be paid after the quarter end.

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors.

Participants may register for the conference call at:

https://register-conf.media-server.com/register/BI2f86b7aed35545c9bacf93a43078cde7

Registered participants will receive the conference call dial-in number and a unique PIN code to access the live event. While not required, it is recommended you join 10 minutes prior to the event starting time. A replay of the conference call will be available approximately two hours after the event by accessing the webcast link at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline of ocean freight transportation services to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, which includes cargo from other Asia origins, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Alaska to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America and Asia. Its integrated logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, supply chain management, and freight forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding outlook; operating income; depreciation and amortization, including dry-docking amortization; interest income; interest expense; other income (expense); tax rate; maintenance capital expenditures; capital and vessel dry-docking expenditures; volume and freight rates; yield and price; seasonality pattern; U.S. consumer demand; trading environment; tariffs; port entry fees; global trade; geopolitical factors; inventory levels; trade uncertainty; market uncertainty and volatility; economic growth and drivers in Hawaii, Alaska and Guam; interest rates; tourism levels; percentage of freight originating in Southeast Asia; unemployment rates; construction activity; jobs growth; inflation; oil and gas exploration and production activity; economic conditions; market share; contribution from SSAT; vessel transit and connection times; refleeting initiatives; timing and amount of cash contributions into or withdrawals from the Capital Construction Fund; timing and amount of milestone payments and related costs; delivery dates for new vessels; and the timing, manner and volume of repurchases of common stock pursuant to the repurchase program. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, invalidation, substantial amendment or waiver of the Jones Act or changes in its application, or the Company were determined not to be a United States citizen under the Jones Act; changes in macroeconomic conditions, geopolitical developments, or governmental policies; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition; loss of or damage to key customer relationships; agreements with key vendors and third parties; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of required fuels; evolving regulations and stakeholder expectations related to sustainability matters; timely or successful completion of fleet upgrade initiatives; the Company’s vessel construction agreements with Philly Shipyard; the occurrence of weather, natural disasters, maritime accidents, spill events and other physical and operating risks; transitional and other risks arising from climate change; actual or threatened health epidemics, outbreaks of disease, pandemics or other major health crises; significant operating agreements and leases that may not be renewed/replaced on favorable or acceptable terms; any unexpected dry-docking or repair costs; joint venture relationships; conducting business in foreign markets, including the imposition of tariffs or a change in international trade policies; modernization of terminals in Hawaii and Alaska; heightened security measures, war, actual or threatened terrorist attacks, efforts to combat terrorism and other acts of violence; consummating and integrating acquisitions; work stoppages or other labor disruptions caused by our unionized workers and other workers or their unions in related industries; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems; cybersecurity attacks; changes in our credit profile, disruptions of the credit markets or higher interest rates; our ability to access the debt capital markets; periodic revisions to the Company’s effective income tax rate; changes in the value of pension assets; exposure under multi-employer pension and post-retirement plans; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2025	2024	2025	2024
Operating Revenue:
Ocean Transportation	$704.2	$742.1	$2,735.5	$2,809.7
Logistics	147.7	148.2	609.0	612.1
Total Operating Revenue	851.9	890.3	3,344.5	3,421.8

Costs and Expenses:
Operating costs	(640.5)	(652.5)	(2,583.1)	(2,565.9)
Income (Loss) from SSAT	9.3	(9.5)	32.5	(1.0)
General and administrative	(77.0)	(80.8)	(294.1)	(303.6)
Total Costs and Expenses	(708.2)	(742.8)	(2,844.7)	(2,870.5)

Operating Income	143.7	147.5	499.8	551.3
Interest income	6.7	10.3	31.7	48.3
Interest expense	(1.6)	(1.4)	(6.8)	(7.5)
Other income (expense), net	2.2	1.8	9.1	7.3
Income before Taxes	151.0	158.2	533.8	599.4
Income taxes	(7.9)	(30.2)	(89.0)	(123.0)
Net Income	$143.1	$128.0	$444.8	$476.4

Basic Earnings Per Share	$4.65	$3.87	$13.99	$14.14
Diluted Earnings Per Share	$4.60	$3.80	$13.81	$13.93

Weighted Average Number of Shares Outstanding:
Basic	30.8	33.1	31.8	33.7
Diluted	31.1	33.7	32.2	34.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$141.9	$266.8
Other current assets	330.0	342.8
Total current assets	471.9	609.6
Long-term Assets:
Investment in SSAT	96.2	84.1
Property and equipment, net	2,499.4	2,260.9
Goodwill	327.8	327.8
Intangible assets, net	146.6	159.4
Capital Construction Fund	532.7	642.6
Other long-term assets	561.0	511.0
Total long-term assets	4,163.7	3,985.8
Total assets	$4,635.6	$4,595.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$39.7	$39.7
Other current liabilities	487.7	520.7
Total current liabilities	527.4	560.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	312.1	350.8
Deferred income taxes, net	701.9	693.4
Other long-term liabilities	335.2	338.8
Total long-term liabilities	1,349.2	1,383.0

Total shareholders’ equity	2,759.0	2,652.0
Total liabilities and shareholders’ equity	$4,635.6	$4,595.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2025	2024	2023
Cash Flows From Operating Activities:
Net income	$444.8	$476.4	$297.1
Reconciling adjustments:
Depreciation and amortization	166.9	153.1	142.2
Amortization of operating lease right-of-use assets	133.1	133.7	142.0
Deferred income taxes, net	8.2	20.9	19.6
(Gain) Loss on disposal of property and equipment	(4.4)	(2.3)	0.6
Share-based compensation expense	22.7	26.5	23.8
(Income) Loss from SSAT	(32.5)	1.0	(2.2)
Distributions from SSAT	21.0	14.0	—
Other	(7.0)	(10.3)	(0.5)
Changes in assets and liabilities:
Accounts receivable, net	12.3	9.8	(10.9)
Deferred dry-docking payments	(49.4)	(30.2)	(24.1)
Deferred dry-docking amortization	28.9	27.2	25.3
Prepaid expenses and other assets	(24.9)	94.8	33.5
Accounts payable, accruals and other liabilities	(33.8)	(5.6)	10.9
Operating lease assets and liabilities, net	(128.1)	(139.5)	(144.8)
Other long-term liabilities	(10.7)	(1.7)	(2.0)
Net cash provided by operating activities	547.1	767.8	510.5

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(244.3)	(95.6)	(52.9)
Capital expenditures (excluding vessel construction expenditures)	(149.1)	(214.5)	(195.5)
Proceeds from disposal of property and equipment, net	9.1	5.9	1.2
Payments for asset acquisitions	—	(0.8)	(12.4)
Cash and interest deposits into Capital Construction Fund	(118.6)	(120.7)	(128.5)
Withdrawals from Capital Construction Fund	237.3	89.6	49.9
Net cash used in investing activities	(265.6)	(336.1)	(338.2)

Cash Flows From Financing Activities:
Repayments of debt	(39.7)	(39.7)	(76.9)
Payments of deferred loan fees	(2.1)	—	—
Dividends paid	(44.9)	(44.8)	(45.0)
Repurchase of Matson common stock	(303.3)	(199.1)	(155.2)
Tax withholding related to net share settlements of restricted stock units	(16.4)	(17.6)	(12.6)
Net cash used in financing activities	(406.4)	(301.2)	(289.7)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(124.9)	130.5	(117.4)
Cash, Cash Equivalents and Restricted Cash, Beginning of Year	266.8	136.3	253.7
Cash, Cash Equivalents and Restricted Cash, End of Year	$141.9	$266.8	$136.3

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, End of Year:
Cash and Cash Equivalents	$141.9	$266.8	$134.0
Restricted Cash	—	—	2.3
Total Cash, Cash Equivalents and Restricted Cash, End of Year	$141.9	$266.8	$136.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$5.3	$5.9	$11.1
Income tax paid, net of income tax refunds (see Note 10)	$86.1	$(26.5)	$7.5

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$2.3	$7.9	$10.8
Non-cash payments for intangible asset acquisitions	$—	$—	$2.7

MATSON, INC. AND SUBSIDIARIES

Net Income to EBITDA Reconciliations

(Unaudited)

		Three Months Ended
		December 31,
(In millions)		2025	2024	Change
Net Income		$143.1	$128.0	$15.1
Subtract:	Interest income	(6.7)	(10.3)	3.6
Add:	Interest expense	1.6	1.4	0.2
Add:	Income taxes	7.9	30.2	(22.3)
Add:	Depreciation and amortization	43.0	39.7	3.3
Add:	Drydock amortization	8.2	6.2	2.0
EBITDA (1)		$197.1	$195.2	$1.9

		Years Ended
		December 31,
(In millions)		2025	2024	Change
Net Income		$444.8	$476.4	$(31.6)
Subtract:	Interest income	(31.7)	(48.3)	16.6
Add:	Interest expense	6.8	7.5	(0.7)
Add:	Income taxes	89.0	123.0	(34.0)
Add:	Depreciation and amortization	166.9	153.1	13.8
Add:	Drydock amortization	28.9	27.2	1.7
EBITDA (1)		$704.7	$738.9	$(34.2)

(1)	EBITDA is defined as earnings before interest, income taxes, depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.